Exhibit 10.1

[GRAPHIC]

March 13, 2003

PERSONAL & CONFIDENTIAL

Mr. Lars Nyberg

[Address]

Re: Resignation as Chief Executive Officer

Dear Lars:

We appreciate your years of service to the company and the significant contributions you have made to NCR in your role as NCR’s Chief Executive Officer (CEO). Your courage and leadership during these critical times for the company is acknowledged, and all of your colleagues on the Board wish you the best in your personal pursuits. This letter Agreement serves to memorialize your resignation effective as of March 14, 2003 (the “Resignation Date”), as chief executive officer of NCR, and from all other positions that you then hold as an employee or officer of NCR or an employee, officer or member of the board of directors of NCR’s subsidiaries or affiliates; provided, that as of the Resignation Date, you shall become non-executive chairman of NCR.

1.	Equity Awards. In connection with your departure and to recognize your eight years as CEO, the Board has amended your stock plan agreements to, as of the Resignation Date, (1) vest your 3,921 shares of restricted stock, (2) vest your last stock option award of 75,000 options granted on February 3, 2003, and (3) extend the exercise period for the February 3, 2003 stock options through the end of their term; contingent on your acceptance of the conditions below, evidenced by your signature on this letter. All other equity awards will be governed by their terms, such that (i) unvested stock options will be forfeited as of the Resignation Date and (ii) vested stock options as the Resignation Date will remain exercisable for fifty-nine (59) days following the Resignation Date.

2.	Proprietary Company Information. You affirm your obligation to keep all “Proprietary Company Information” confidential and not to use or disclose it to any third party in the future, subject to any obligation to comply with legal process. As used in this letter agreement, the term “Proprietary Company Information” includes, but is not necessarily limited to, confidential, technical, marketing, business, financial or other information not publicly available.

3.	Non-Solicitation/Non-Competition. You agree that, for a period of eighteen (18) months after the Resignation Date, you will not, yourself or through others, without the prior written consent of the Compensation Committee of the Board of Directors of NCR (the “Compensation Committee”) (i) recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR or its associated companies to terminate their employment with or otherwise cease their relationship with NCR; (ii) become an employee, proprietor, partner, become a greater than 3 percent shareholder, principal or agent of, or a consultant or advisor to any of NCR’s direct, major competitors, or their subsidiaries or affiliates, including: IBM, Sequent, CSC, Unisys, Hewlett Packard (HP), Sun Microsystems, Oracle, Informix, Compaq, EDS, and Diebold; or (iii) canvass or solicit business in any of the following product and service areas: point of sale systems, ATMs, check issuing, optical scanning and imaging systems, and scalable data warehousing with any then-current customer of NCR. If you breach any of the provisions of Paragraph 2 or 3, NCR, in addition to its other remedies, will be released from all obligations it may have under Paragraph 1 and shall be entitled to cancel the stock options if outstanding, and you will return immediately any amounts realized by you from the exercise of the stock options or the vesting of the shares of restricted stock. You acknowledge that this restriction is reasonable in both scope and duration and will not in any manner prevent you from earning a livelihood following your departure from NCR. Inasmuch a breach of these terms would cause irreparable harm to NCR, NCR may obtain an injunction and restraining order prohibiting further violations, provided NCR has given you written notice of the claimed breach.

4.

Waiver of Rights. You acknowledge that there are various state, local and federal laws that prohibit employment discrimination on a number of bases including, but not limited to, age, sex, race, color, national origin, religion, disability, sexual orientation or veteran status and that these laws are enforced through the Equal Employment Opportunity Commission, Department of Labor and State or Local Human Rights agencies. Such laws include, without limitation, Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. Sec. 2000 et. seq.; the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et. seq.; the Americans with Disabilities Act, 42 U.S.C. Sec. 12101; the Employee Retirement Income Security Act, as amended 29 U.S.C. Sec. 1001 et. seq.; and 42 U.S.C. Sec. 1981, and other state and local human or civil rights laws as well as other statutes which regulate employment; and the common law of contracts and torts. In consideration of this Agreement, you hereby waive and release any rights you may have as of the date of your execution of this letter agreement under these or any other laws with respect to your employment and termination of employment with NCR and acknowledge that based on your knowledge as of the date of your execution of this Agreement, NCR has not (a)

discriminated against you, (b) breached any contract with you, (c) committed any civil wrong (tort) against you, or (d) otherwise acted unlawfully towards you.

5.	Release of Claims. You, on behalf of yourself, your heirs, executors, administrators, successors and assigns, release and discharge NCR and its subsidiaries and affiliates, and their successors, assigns, directors, officers, representatives, agents and employees (“Releasees”) from any and all claims, (including claims for attorney’s fees and costs), charges, actions and causes of action with respect to, or arising out of, your employment or termination of employment with NCR, as well as from all claims for personal injury or other causes of action, actual or potential, to the date of your execution of this letter agreement. This includes, but is not limited to, claims arising under federal, state or local laws prohibiting age, sex, race or any other forms of discrimination or claims growing out of any legal restrictions on NCR’s right to terminate its employees. You represent that you have not filed any charge or lawsuit against NCR or any Releasee with any governmental agency or court and that you will not institute any actions against NCR or any Releasee for any reason, except that you may file a charge with the Equal Employment Opportunity Commission concerning claims of discrimination and you may participate in any manner in an investigation, hearing or proceeding. However, you waive your right to recover any damages or other relief in any claim or suit brought by you or the EEOC or any other federal, state or local agency on your behalf, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (ADEA), the Americans with Disabilities Act (ADA), the Equal Pay Act, or any other federal, state or municipal discrimination law. If you breach this paragraph, you understand that you will be liable for all expenses, including your costs and reasonable attorney’s fees. This paragraph is not intended to limit you from instituting legal action for the sole purpose of enforcing this Agreement.

6.	Arbitration. Any controversy or claim related in any way to this Agreement, or to your employment relationship with NCR (including, but not limited to, any claim of fraud or misrepresentation), shall be resolved by arbitration pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

7.	Revocability. You understand that, pursuant to the Older Workers Benefit Protection Act of 1990, you have the right to consult with an attorney before signing this Agreement, you have 21 days to consider NCR’s offer before signing any agreement with respect thereto, and you may revoke your release relating to ADEA within seven (7) calendar days after signing this Agreement. Revocation must be made by delivering a written notice of revocation to Wilbert Buiter, NCR Corporation, 1700 S. Patterson Blvd., Dayton, Ohio 45479. For this revocation to be effective, written notice must be postmarked no later than the close of business on the seventh day after you sign this letter agreement. If you revoke such release relating to ADEA, you will not receive any of the benefits described herein.

8.	Other Benefits. You will be entitled to receive your other vested benefits from NCR as described to you in communications from NCR Human Resources.

9.	Entire Agreement. This Agreement sets forth the entire agreement of you and the Company with respect to the subject matter hereof, and supersedes in its entirety the letter agreement between you and NCR, dated as of July 15, 1999, as amended, and the Change-in-Control Agreement, between you and NCR, dated as of January 1, 1997, and any severance plan, policy or arrangement of any of NCR or any of its affiliates. Without limiting the generality of the foregoing, you expressly acknowledge and agree that, except as specifically set forth or described in this Agreement, you are not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from NCR or any its affiliates.

10.	Miscellaneous. This Agreement is personal to you and without the prior written consent of NCR shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon NCR and its successors. This Agreement may be amended, modified or changed only by a written instrument executed by you and NCR. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Notwithstanding any other provision of this Agreement, NCR may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

11.	Severability - The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

Lars, I speak for many when I say that we wish you the best in your personal endeavors.

Sincerely,

James O. Robbins

Chair, Compensation Committee

NCR Board of Directors

/s/ Lars Nyberg	7/31/03

Agreed and Accepted Lars Nyberg	Date

cc:	Wilbert Buiter
Alisa Cheatham

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